As filed with the U.S. Securities and Exchange Commission on August 5, 2021.

Registration No. 333-258358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enovix Corporation

(Exact name of registrant as specified in its charter)

Delaware	3359	20-5871008
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3501 W. Warren Avenue

Fremont, CA 94538

Telephone: (510) 695-2350

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harrold Rust

President and Chief Executive Officer

Enovix Corporation

3501 W. Warren Avenue

Fremont, CA 94538

Telephone: (510) 695-2350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward J. Hejlek General Counsel Enovix Corporation 3501 W. Warren Avenue Fremont, CA 94538 Telephone: (510) 695-2350	Matthew B. Hemington John T. McKenna Miguel J. Vega Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Telephone: (650) 843-5000 Fax: (650) 849-7400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Security	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	78,155,781(2)	$15.65(3)	$1,223,137,972.65	$133,444.36
Warrants to purchase Common Stock	6,000,000(4)	—	—	— (5)
Total			$1,223,137,972.65	$133,444.36(6)

(1)

In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock (“Common Stock”), in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of (i) 78,155,781 shares of Common Stock registered for sale by the selling securityholders named in this registration statement (including the shares referred to in the following clauses (ii), (iii) and (iv)), (ii) 6,000,000 shares of Common Stock issuable upon the exercise of 6,000,000 Placement Warrants (as defined below), (iii) 736,769 shares of Common Stock issuable upon the exercise of stock options beneficially owned by certain affiliates and stockholders of Registrant (previously registered pursuant to the registration statement on Form S-4 (File No. 333-253976) filed on March 8, 2021 and subsequently being registered on this Registration Statement), and (iv) 11,500,000 shares of Common Stock issuable upon the exercise of 11,500,000 Public Warrants (as defined below).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Common Stock on July 27, 2021, as reported on the Nasdaq Capital Market.

(4)	Represents the resale of 6,000,000 Placement Warrants, which were issued on December 4, 2020 and will become exercisable on December 4, 2021.
(5)

In accordance with Rule 457(i), the entire registration fee for the Placement Warrants is allocated to the shares of Common Stock underlying the Private Placement Warrants, and no separate fee is payable for the Placement Warrants.

(6)	Paid upon the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 (this “Amendment No. 1”) to the Registration Statement on Form S-1 (“Registration Statement”) is being filed solely for the purpose of filing Exhibits 5.1, 23.3 and 24.1 to the Registration Statement. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$133,445
Accountants’ fees and expenses	100,000
Legal fees and expenses	150,000
Printing fees	30,000
Miscellaneous fees and expenses	36,555

Total expenses	$450,000

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018:

(1)

In September 2020, RSVA issued an aggregate of 5,750,000 of common stock to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, in connection with RSVA’s organization.

(2)

In December 2020, RSVA issued an aggregate of 6,000,000 warrants to the Sponsor at $1.00 per Warrant (for a total purchase price of $6.0 million), with each Warrant exercisable for one share of common stock at an exercise price of $11.50 per share.

(3)

In July 2021, concurrently with the closing of the Business Combination, the PIPE Investors purchased from us an aggregate of 12,500,000 shares of our Common Stock at a price of $14.00 per share, for an aggregate purchase price equal to $175.0 million.

(4)

Legacy Enovix granted to certain employees, directors and consultants of it and its subsidiaries, options to purchase an aggregate of 86,098,800 shares of common stock at exercise prices of $0.0092 to $1.87 per share under its 2016 Plan. Of these, options to purchase an aggregate of 29,958,779 shares of Legacy Enovix common stock were outstanding immediately prior to the closing of the Business Combination. Upon the closing of the Business Combination, such options were, automatically and without any required action on the part of any holder or beneficiary thereof, assumed by us and converted into options to purchase an aggregate of 5,530,624 shares of Common Stock at exercise prices of $0.049834 to $10.129291 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

2.1+	Agreement and Plan of Merger, dated February 22, 2021	8-K	001-39753	2.1	February 22, 2021

3.1	Amended and Restated Certificate of Incorporation	8-K	001-39753	3.1	July 19, 2021

3.2	Amended and Restated Bylaws	8-K	001-39753	3.2	July 19, 2021

4.1	Specimen Common Stock Certificate	S-4/A	333-253976	4.5	June 21, 2021

4.2	Specimen Warrant Certificate	S-1/A	333-250042	4.3	November 25, 2020

4.3	Warrant Agreement, dated July 13, 2021, between Computershare Inc. and the Registrant	8-K	001-39753	4.3	July 19, 2021

5.1*	Opinion of Cooley LLP

10.1	Form of PIPE Subscription Agreements	8-K	001-39753	10.1	February 22, 2021

10.2#	2021 Equity Incentive Plan	8-K	001-39753	10.2	July 19, 2021

10.3#	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2021 Equity Incentive Plan	S-4/A	333-253976	10.11	May 10, 2021

10.4#	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Equity Incentive Plan	S-4/A	333-253976	10.12	May 10, 2021

10.5#	2021 Employee Stock Purchase Plan	8-K	001-39753	10.5	July 19, 2021

10.6#	Enovix Corporation 2006 Equity Incentive Plan	S-4/A	333-253976	10.6	May 10, 2021

10.7#	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2006 Stock Plan	S-4/A	333-253976	10.7	May 10, 2021

10.8#	Enovix Corporation 2016 Equity Incentive Plan	S-4/A	333-253976	10.8	May 10, 2021

10.9#	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2016 Equity Incentive Plan	S-4/A	333-253976	10.9	May 10, 2021

10.10	Amended and Restated Registration Rights Agreement, dated July 14, 2021, by and among the Registrant and certain other stockholders of the Registrant party thereto	8-K	001-39753	10.10	July 19, 2021

10.11	Letter Agreement, dated December 1, 2020, by and among the Registrant and its officers, directors and Initial Stockholders	8-K	001-39753	10.1	December 7, 2020

10.12	Amendment to Letter Agreement, dated July 14, 2021 by and among the Registrant and its officers, directors and Initial Stockholders	8-K	001-39753	10.12	July 19, 2021

10.13	Investment Management Trust Agreement, dated December 1, 2020, by and between Continental Stock Transfer & Trust Company and Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	10.2	December 7, 2020

10.14†	Office Lease by and between M West Propco XX, LLC and Enovix Corporation	S-4/A	333-253976	10.21	May 10, 2021

10.15†	Amendment No. 1 to Office Lease	S-4/A	333-253976	10.22	May 10, 2021

10.16†	Amendment No. 2 to Office Lease	S-4/A	333-253976	10.23	May 10, 2021

10.17	Form of Lock-Up Agreement	8-K	001-39753	10.5	February 22, 2021

10.18	Form of Stockholder Lock-Up Agreement	8-K	001-39753	10.6	February 22, 2021

10.19	Form of Additional Lock-Up Agreement	8-K	001-39753	10.7	February 22, 2021

10.20#	Form of Indemnification Agreement	8-K	001-39753	10.19	July 19, 2021

10.21#	Amended and Restated Employment Agreement, dated May 28, 2021, by and between Enovix Corporation and Harrold Rust	8-K	001-39753	10.20	July 19, 2021

10.22#	Amended and Restated Employment Agreement, dated June 17, 2021, by and between Enovix Corporation and Gardner Cameron Dales	8-K	001-39753	10.21	July 19, 2021

10.23#	Amended and Restated Employment Agreement, dated June 11, 2021, by and between Enovix Corporation and Ashok Lahiri	8-K	001-39753	10.22	July 19, 2021

10.24#	Amended and Restated Employment Agreement, dated May 28, 2021, by and between Enovix Corporation and Steffen Pietzke	8-K	001-39753	10.23	July 19, 2021

10.25#	Amended and Restated Employment Agreement, dated June 11, 2021, by and between Enovix Corporation and Edward Hejlek	8-K	001-39753	10.24	July 19, 2021

10.26	Secured Promissory Note, dated May 24, 2021, by and between Enovix Corporation and Rodgers Massey Revocable Living Trust dtd 4/4/11	S-4/A	333-253976	10.25	June 21, 2021

10.27	Form of Company Support Agreement by and among Rodgers Silicon Valley Acquisition Corp., certain stockholders of Enovix Corporation and Enovix Corporation.	8-K	001-39753	10.2	February 22, 2021

10.28	Form of Parent Support Agreement by and between Enovix Corporation, certain stockholders of Rodgers Silicon Valley Acquisition Corp. and Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	10.3	February 22, 2021

10.29	Private Placement Warrants Subscription Agreement, dated December 1, 2020, by and between Rodgers Silicon Valley Acquisition Corp. and the Sponsor	8-K	001-39753	10.6	December 7, 2020

10.30	Administrative Support Agreement, dated December 1, 2020	8-K	001-39753	10.4	December 7, 2020

21.1	List of Subsidiaries	8-K	001-39753	21.1	July 19, 2021

23.1**	Consent of Deloitte and Touche LLP, independent registered public accounting firm

23.2**	Consent of Marcum LLP, independent registered public accounting firm

23.3*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

101.INS**	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.SCH**	Inline XBRL Taxonomy Extension Schema Document.

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

*	Filed herewith.
**	Previously filed.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates a management contract or compensatory plan, contract or arrangement.
†	Portions of this exhibit, as marked by asterisks, have been omitted in accordance with Regulation S-K Item 601.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, State of California, on this 5th day of August, 2021.

ENOVIX CORPORATION

By:

/s/ Harrold Rust
Harrold Rust
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harrold Rust, Steffen Pietzke and Edward Hejlek, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall revoke all powers of attorney previously executed by the undersigned in connection with Enovix Corporation’s Registration Statement on Form S-1 (File No. 333-258358) filed with the U.S. Securities and Exchange Commission on August 2, 2021.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harrold Rust
Harrold Rust	President and Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2021

/s/ Steffen Pietzke
Steffen Pietzke	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 5, 2021

/s/ Thurman J. Rodgers
Thurman J. Rodgers	Chairman of the Board	August 5, 2021

/s/ Betsy Atkins
Betsy Atkins	Director	August 5, 2021

/s/ Emmanuel T. Hernandez
Emmanuel T. Hernandez	Director	August 5, 2021

/s/ John D. McCranie
John D. McCranie	Director	August 5, 2021

/s/ Michael J. Petrick
Michael J. Petrick	Director	August 5, 2021

/s/ Gregory Reichow
Gregory Reichow	Director	August 5, 2021